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                                                                   Exhibit 10.51

                              EMPLOYMENT AGREEMENT

     This Employment Agreement (this "Agreement") is dated as of July 24, 2003 (the "Effective Date"), by and between Nobel Learning Communities, Inc., a Delaware corporation ("Employer") and George Bernstein, an individual residing at 7539 Berksway Hudson, Ohio 44236 ("Executive").

                                   Background

     Executive wishes to be employed as Chief Executive Officer of Employer, and to be responsible for the functions and duties assigned to this position, and Employer wishes to assure itself of the services of Executive, and, upon the conditions hereinafter provided, Executive and Employer are prepared to enter into this Agreement.

                                      Terms

     Now, Therefore, in consideration of the premises and mutual covenants and obligations hereinafter set forth, intending to be legally bound hereby, the parties hereto agree as follows:

1.   Employment; Scope of Duties.

     1.1 Subject to and upon the terms and conditions set forth herein, Employer hereby employs Executive in the capacity of Chief Executive Officer, and Executive hereby accepts such employment and agrees to render his services exclusively to Employer, its subsidiaries and affiliates (collectively, the "Company"), in such capacity, and faithfully, diligently and to the best of his ability. Executive will perform those duties and responsibilities which are not inconsistent with Executive's position or this Agreement, as may from time to time reasonably be specified by Employer's Board of Directors (the "Board"). Executive's management responsibilities shall include the general management of the affairs of Employer, including hiring, firing, capital commitments, budgeting, leases, major contracts, financings, borrowings and determinations of salaries and bonuses of employees and officers, subject to approval of the Board where required. Executive will be responsible for the efficient performance of such duties and responsibilities and will at all times operate within the policies and procedures, and use Executive's best efforts to carry out the goals, guidelines and budgets, now or hereafter established by the Board. Executive will report directly to the Board.

     1.2 Subject to and upon the terms and conditions set forth herein, Executive will devote all of Executive's full business and professional time, energy and skill exclusively to the service of the Company and to the promotion of its interests in accordance with the duties and responsibilities assigned to him by the Board, and will not render services of a business, professional or commercial nature to any other person or entity, whether for compensation or otherwise; provided, however, that the foregoing shall not be construed as preventing Executive from (a) making investments in other businesses or enterprises which do not provide services in competition with those provided by the Company; provided such investments do not require the provision of other than incidental services by Executive to the operation or affairs of such

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businesses or enterprises; or (b) serving (with the consent of the Board, such consent not to be unreasonably withheld) on the board of for-profit, community or nonprofit organizations which do not provide services in competition with those provided by the Company; provided further that, in the case of both clauses (a) and (b) of this Section 1.2, the provision thereof will not interfere with the performance of Executive's duties hereunder. Upon request of Employer, if Executive is duly elected or appointed, Executive shall serve, without additional compensation, as an officer or a director of Employer and/or such of Employer's subsidiaries or affiliates as may from time to time be requested by the Board; provided, however, that Executive shall have no obligation to accept election or appointment as an officer or a director prior to Employer providing "director and officer" insurance coverage to Executive for each such instance.

2. Term. The initial term of Executive's employment will commence on July 28, 2003 and end on July 27, 2005, unless and until terminated earlier pursuant to the provisions of Section 7.1 of this Agreement (said period during which Executive is employed full time pursuant to this Agreement, the "Initial Employment Period"). At the end of the Initial Employment Period, Employer may elect to renew Executive's employment for an additional period of not less than twelve (12) months (said period during which Executive is employed full time during such first renewal term, the "Renewal Employment Period," and collectively with the Initial Employment Period, the "Employment Period").

3. Compensation. As compensation and consideration for Executive's services and responsibilities under this Agreement, during the Employment Period, Employer will pay Executive, and Executive will accept, the compensation and benefits set forth in this Section 3. All amounts paid to Executive hereunder shall be subject to all applicable federal, state and local wage withholding.

     3.1 Base Salary. Employer shall pay to Executive a gross salary at the annual rate of Three Hundred Thirty-Three Thousand Three Hundred Dollars ($333,300) ("Base Salary"), payable at such intervals as Employer pays the salaries of its executives generally (currently every two weeks), but not less frequently than monthly.

     3.2  Bonuses.

          (a) Executive shall be eligible for an annual bonus, calculated on a fiscal year basis, according to a bonus plan to be established annually by the Compensation Committee of the Board, in its sole discretion, such plan to incorporate projects determined by the Compensation Committee of the Board in conjunction with Executive as part of Employer's annual business planning process; provided, that each such bonus plan shall allow Executive to earn up to 125% of Executive's Base Salary based on achievement of established goals for Executive's performance set forth in the Company's business plan; and provided further, that Executive shall be entitled to receive a $50,000 minimum bonus for the period from the first day of the Employment Period through the end of Employer's first fiscal year ending on or about August 31, 2004, provided that Employer shall report EBITDA for such fiscal year of not less than $10,000,000.

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          (b)  The bonus with respect to any fiscal year shall be payable within
30 days of the date that Employer receives from its auditors such auditor's report on its financial statements for such fiscal year, and shall not be payable to Executive, nor be deemed to have accrued, unless Executive is employed by Employer on the date of scheduled payment; provided, however, that in the event that Executive is employed by Employer on the last day of such fiscal year, and prior to the date of scheduled payment, Employer terminates Executive's employment pursuant to Section 7.1(d), or Executive terminates Executive's employment for Good Reason pursuant to Section 7.1(e), such bonus
(if any) shall be deemed to be payable to Executive, and to have accrued, on the last day of Executive's employment with Employer.

     3.3 Stock Options. Employer will grant to Executive as of the first day of the Employment Period an option (the "Option") to purchase 100,000 shares of Employer's common stock. The Option shall be pursuant to and subject to the terms of Employer's standard form of Non-Qualified Stock Option Agreement (the "Stock Option Agreement") for grants under the Company's 1995 Stock Incentive Plan, as amended to date (a copy of which has previously been provided to Executive, and which is currently in full force and effect). The Stock Option Agreement will be executed and delivered by Employer within thirty (30) days of the Effective Date, and shall include an acknowledgement by Executive to abide by any restrictions which the Compensation Committee of the Board deems necessary or appropriate in order to comply with applicable securities and NASDAQ requirements. The Option shall be subject to a three-year vesting schedule, with one-third of the shares subject to the Option becoming exercisable on each of the first, second and third anniversary dates, respectively, of the first day of the Employment Period if the conditions set forth in the Stock Option Agreement have been satisfied. Notwithstanding the foregoing, if at the end of the Initial Employment Period, Employer does not elect to renew Executive's employment for the Renewal Employment Period (for any reason other than "Cause," as defined in Section 7.3), the remaining one-third of the shares subject to the Option which have not previously vested shall vest on the last day of the Initial Employment Period. The exercise price under the Option will equal the mean between the highest and lowest quoted selling price of Employer's common stock on the NASDAQ National Market on the first day of the Employment Period. In the future, Executive will be eligible for grants of additional stock options based on performance at the sole discretion of the Compensation Committee of the Board.

     3.4 Car Allowance. Executive will be provided an $8,400 per year car allowance to cover all car expenses, including gasoline; provided, that in the case of trips to a destination which is 100 miles or more from Employer's home office, Executive will be reimbursed for the cost of gasoline relating to the trip. Such car allowance shall be paid proportionately in each pay period.

     3.5 Vacation. Executive will be entitled to four (4) weeks vacation per year. All vacation periods requested must be approved by Employer's Compensation Committee of the Board, such consent not to be unreasonably withheld. Vacation is on a "use or lose" basis, which means that carryover from year to year will not be permitted. Vacation balances will be forfeited if not used by the applicable anniversary date of the first day of the Employment Period.

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     3.6  Sick Leave. Executive will receive sick days in accordance with
Employer's policies in effect, from time to time, for its senior executive management personnel.

     3.7 Other Benefits. Executive shall be entitled to participate in all group health, group life insurance, short term disability, long term disability, hospital, medical plans, retirement plans and director's and officer's liability insurance, all according to Employer's policies in existence from time to time generally for executive management personnel (or as may be decided by the Compensation Committee of the Board if said items are discretionary with Employer). Such plans currently include:

          (a) 75% payment by Employer of family medical insurance (currently provided by AETNA Healthcare (as the employee elects) (with dental coverage available for an extra premium payable by Executive);

          (b) the Nobel Learning Communities 401(k) Savings Plan (in which Executive will become eligible to participate upon the first open enrollment period occurring after one year of service); provided, that participation may be limited by Federal laws relating to the participation level of lower wage earners;

          (c) tuition reimbursement (the current features of which include the requirement that courses be job-related and pre-approved, that reimbursement is limited to a specified maximum amount and that a minimum grade be achieved as a condition to reimbursement);

          (d) term life insurance equal to one (1) times Executive's Base Salary, with the opportunity to purchase additional coverage at Executive's cost;

          (e) short-term disability insurance that extends coverage for a period of 26 weeks at a rate of 65% of Executive's Base Salary with a maximum weekly benefit of $325;

          (f) long-term disability insurance, as provided generally to other senior executives of Employer;

          (g) 100% educational scholarship at any Company school for any of Executive's children; and

          (h) director's and officer's liability insurance with respect to claims made against Executive arising from the performance of his duties as a director and/or officer of the Company.

     3.8  Relocation and Certain Other Expenses.

          (a) Employer shall reimburse Executive for the actual cost incurred by Executive for the following expense items, up to an aggregate of $75,000 (collectively, the "Relocation Expenses"): (i) legal fees incurred by Executive in the review and negotiation of this Agreement, in an amount not to exceed $5,000, and (ii) moving expenses, real estate commissions and customary closing costs related to the sale of Executive's primary residence in

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Ohio, temporary housing expenses and the expenses of temporarily storing
Executive's furniture and other household goods and travel in connection with Executive's relocation to the West Chester, Pennsylvania area (including reasonable family housing trips to West Chester, Pennsylvania); provided, that such expenses are in accordance with Employer's travel policies (which include advance booking reservations whenever possible to take advantage of the lowest available fares, medium priced accommodations and mid-sized rental cars); and provided further, that Executive timely submits appropriate vouchers or itemized statements thereof prepared in compliance with such rules relating thereto as Employer may from time to time adopt (which rules may include the requirement that the Executive receive advance approval of such expenses) and as may be required in order to permit such payments as proper deductions to Employer under the Internal Revenue Code of 1986, as amended and the rules and regulations adopted pursuant thereto now or hereafter in effect (the "Code"). Executive agrees to relocate his primary residence to the West Chester, Pennsylvania area on or before January 28, 2004.

          (b) In addition to the Relocation Expenses, Employer shall reimburse Executive for an additional amount (the "Gross-Up Payment") equal to the state and federal income taxes imposed on the Relocation Expenses (exclusive of any income taxes which may be imposed on the Gross-Up Payment).

     3.9 Contingent Stock Grant. If, during the Employment Period, the price of Employer's common stock as reported on the NASDAQ National Market closes above $15.00 per share (subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event subsequent to the Effective Date) for any twenty (20) trading days within a period of thirty
(30) consecutive trading days, Executive shall receive a grant of 25,000 shares of Employer's common stock.

     3.10 Adjustments to Compensation. Executive's compensation will be reviewed annually each year on such date as is determined by the Compensation Committee of the Board, such review to be conducted by the Compensation Committee of the Board. However, any adjustment shall be in the sole discretion of the Compensation Committee of the Board and nothing contained herein shall in any manner obligate Employer to make any increase or provide any additional compensation to Executive.

4. Reimbursement of Expenses. Employer shall reimburse Executive for reasonable business expenses incurred by Executive in connection with the performance of Executive's duties hereunder upon timely submission by Executive of appropriate vouchers or itemized statements thereof prepared in compliance with such rules relating thereto as Employer may from time to time adopt (which rules may include the requirement that the Executive receive advance approval of such expenses) and as may be required in order to permit such payments as proper deductions to Employer under the Code.

5. Location and Facilities. Executive shall be entitled to an office appropriate to his position and such secretarial services as are reasonably necessary to the performance of his duties. Executive shall be based only at the home office of Employer (currently located in West Chester, Pennsylvania), and Executive's services shall be rendered there except insofar as travel may be involved in connection with Executive's regular duties.

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6.   Photographs. In the event that Executive is photographed by Employer during the Employment Period, for the Company's commercial purposes, Executive agrees that Executive's image may thereafter be used for the Company's commercial purposes, and executive's name may be attributed thereto. Executive's compensation fully stated herein, includes full and complete payment for all of the above and Executive hereby waives any further compensation or royalties.

7.   Termination.

     7.1 Early Termination of Employment Period. Notwithstanding Section 2, the Employment Period shall sooner terminate upon the close of business on the earliest to occur of the dates specified below:

          (a)  the date of Executive's death;

          (b) the date upon which Employer shall have given Executive written notice of the termination of his employment hereunder for "Disability" (as defined in Section 7.2);

          (c) the date upon which Employer shall have given Executive written notice of the termination of his employment for Cause;

          (d) the date upon which Employer shall have given Executive written notice of the termination of his employment without Cause; or

          (e) the date upon which Executive shall have given Employer written notice of the termination of Executive's employment for "Good Reason" (as defined in Section 9).

In the event of termination of Executive's employment with Employer for any reason, Executive agrees to resign, and shall automatically be deemed to have resigned, with no further action required, from his membership on the Board and any committees thereof, effective as of the date of such termination of employment or effective at such later date selected by the Board.

     7.2 Definition of Disability. For purposes of this Agreement, the term "Disability" means that Executive cannot substantially perform his "essential duties" (which shall include any travel requirements) with or without reasonable accommodation and either (a) such situation persists for a period of 180 days in any 365 day period, or (b) in the opinion of a Pennsylvania licensed physician, Executive is so disabled or incapacitated and he is unlikely to be able substantially to perform his "essential duties" with or without reasonable accommodation within 180 days. Determination of Disability and the date thereof shall be reasonably made by Employer, relying on certificates of physicians, and Employer's decision shall be conclusive and binding, in the absence of fraud. If Employer so requests, Executive will submit to an examination by a Pennsylvania licensed physician with expertise or knowledge of the type of disabling condition from which Executive allegedly suffers for the purpose of verifying whether the provisions of this Section 7.2 are applicable. If Executive refuses to cooperate in submitting to an examination as requested by Employer, Executive shall immediately be deemed Disabled. (Executive acknowledges that this Section
7.2 sets forth only the condition for which Executive may be terminated by Employer for Disability, and that Employer is not required to pay

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(although it may pay) Executive for periods not worked in excess of vacation and sick days utilized, except as may be required by applicable law or to the extent that Executive receives benefits under Employer's short-term disability or long-term disability policies.)

     7.3 Definition of Cause. For purposes of this Agreement, the term "Cause" includes, but is not limited to, any one of the following conditions or events:

          (a)  Executive's habitual intoxication or drug addiction;

          (b) violation of Employer's written policies, procedures or codes including, without limitation, those with respect to harassment (sexual or otherwise) and ethics;

          (c) refusal or failure by Executive to perform such duties as may reasonably be delegated or assigned to him, consistent with his position, by the Board;

          (d) willful refusal or willful failure by Executive to comply with any requirement of the Securities and Exchange Commission or any securities exchange or self-regulatory organization then applicable to Employer;

          (e) willful or wanton misconduct by Executive in connection with the performance of his duties including, without limitation, breach of fiduciary duties;

          (f) the breach by Executive (whether due to inattention, neglect, or knowing conduct) of any of the material provisions of this Agreement (including, without limitation, Sections 1.2, 11 and 12);

          (g) Executive is convicted of, pleads guilty, no contest or nolo contendere to, or admits or confesses to any felony, or any act of fraud, misappropriation, embezzlement or any misdemeanor involving moral turpitude;

          (h) Executive's dishonesty detrimental to the best interest of the Company; or

          (i) involvement in any matter which, in the opinion of the Board, is reasonably likely to cause material prejudice or embarrassment to the Company's business;

provided, that, in the case of clauses (c), (e) or (f) of this Section 7.3, there shall not be Cause unless Employer has first given Executive written notice specifying in reasonable detail the circumstances which Employer believes gives rise to Cause for termination and Executive has failed to remedy the same to the reasonable satisfaction of the Board within fifteen (15) days after the date of such notice, or unless the condition or event is not subject to cure, or a substantially similar condition or event has been the subject of a prior notice by Employer within the twelve (12) months preceding such notice.

     7.4  Effect of Early Termination on Compensation.

          (a) Except as expressly provided in Section 7.4(b), if the Employment Period is terminated for any reason (including by reason of Executive's death or Disability), Executive

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shall be entitled to receive only the compensation provided for under Section
3.1 accrued but unpaid as of the effective date of termination, and all benefits shall terminate as of the effective date of termination (except to the extent otherwise provided by law or under the terms of Employer's benefit plans and policies then in effect and applicable to Executive).

          (b) If, during the Employment Period, Employer terminates Executive's employment pursuant to Section 7.1(d), or Executive terminates Executive's employment for Good Reason pursuant to Section 7.1(e), Employer shall (subject to the limitations set forth in this Section 7.4(b) and in Section 7.5) continue to pay Executive the compensation provided for pursuant to Section 3.1, and provide the benefits referenced in Sections 3.7(a) through (f), pursuant to one (and only one) of the following provisions:

               (i) If such termination by Employer occurs within six (6) months following any "Change of Control" (as defined in Section 8), Employer shall continue to pay Executive the compensation provided for pursuant to Section 3.1, and to provide the benefits referenced in Section 3.7, until the later to occur of (A) the last day of the Initial Employment Period or, if such termination occurs during the Renewal Employment Period, until the last day of the Renewal Employment Period; or (B) the date which is 18 months from the date of termination.

               (ii) If such termination occurs (A) by Employer at or prior to the end of the Employment Period, other than pursuant to
                    Section 7.4(b)(i), or (B) at any time by Executive for Good Reason pursuant to Section 7.1(e), Employer shall continue to pay Executive the compensation provided for pursuant to
                    Section 3.1, and to provide the benefits referenced in
                    Section 3.7, until the date which is 12 months from the date of termination.

          (c) If, following termination of Executive's employment pursuant to Sections 7.1(d) or 7.1(e), Executive becomes re-employed with another employer and he and his dependents are eligible to receive any of the benefits referenced in Sections 3.7(a) through (f) under another employer's plans, Employer's obligations under Section 7.4(b) shall be reduced to the extent comparable coverage or benefits are actually received by Executive following Executive's termination by Employer, and Executive shall promptly report to Employer any such coverage or benefits actually received by Executive.

          (d) As a condition to the receipt of any compensation or benefits set forth in Section 7.4(b), Employer, in its sole discretion, may first require Executive to execute a release, in the form established by Employer, releasing the Company and its officers, directors, employees and agents from any and all claims or causes of action of any kind or character up to the date thereof, including, but not limited, to those arising out of Executive's employment or termination of such employment. Such release shall also be executed by Employer, and shall release Executive from any and all claims or causes of action of any kind or character up to and including the date thereof.

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     7.5  Limitations on Compensation Upon Early Termination.

          (a)  Any compensation to which Executive might be entitled pursuant to
Section 7.4(b) shall be paid in accordance with Employer's normal payroll practices. Executive is not required to mitigate the amount of any payments to be made by Employer pursuant to this Agreement by seeking other employment or otherwise. Notwithstanding the foregoing, however, if Executive accepts subsequent employment or earns any amounts as a self-employed individual with respect to the period for which he might be entitled to receive compensation from Employer pursuant to Section 7.4(b), the compensation to be paid by Employer pursuant to Section 7.4(b) shall be reduced by such amounts. Executive shall promptly report to Employer any such amounts actually earned by Executive.

          (b)  Any compensation to which Executive might be entitled pursuant to
Section 7.4(b) shall (unless expressly authorized otherwise by the Board in writing) be offset by the aggregate of any payments received by Executive pursuant to any severance plan of Employer.

          (c) If Executive violates any of the provisions of Section 12, the payments and benefits by Employer pursuant to Section 7.4(b) shall immediately cease, and, in addition to any other rights which Employer may have to recover money damages from Executive or obtain injunctive relief in respect of such violation, Employer shall be entitled to recover from Executive all payments made pursuant to Section 7.4(b).

8. Change of Control. As used in this Agreement, a "Change of Control" shall be deemed to have taken place if (a) any "person" becomes the "beneficial owner" (as such terms are defined in the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder) of shares of Employer having 50% or more of the total number of votes that may be cast for the election of directors of Employer; or (b) there occurs any cash tender or exchange offer for shares of Employer, merger or other business combination, or sale of assets, or any combination of the foregoing transactions, and as a result of or in connection with any such event persons who were directors of Employer before the event shall cease to constitute a majority of the Board or of the board of directors of any successor to Employer.

9. Good Reason. As used in this Agreement, "Good Reason" shall mean the occurrence of any of the following events, without Executive's consent, within the forty-five (45) day period preceding the termination of employment by the
Executive: (a) a reduction in the gross amount of Executive's Base Salary; (b) the breach by Employer of any of the material provisions of this Agreement; (c) a material and adverse change in Executive's position, duties or responsibilities under this Agreement; (d) an actual reassignment of Executive's principal place of business to other than Employer's corporate headquarters (wherever such corporate headquarters may then be located); (e) an actual change in the location of Employer's corporate headquarters by more than 40 miles following a Change of Control; or (f) the failure of Employer to obtain the assumption in writing of its obligations to perform this Agreement by any successor within thirty (30) days following any sale of all or substantially all of its assets. Notwithstanding anything to the contrary set forth above, in the cases of the foregoing clauses (b) through (f) of this Section 9,

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there shall not be Good Reason unless Executive has first given Employer written notice specifying in reasonable detail the circumstances which Executive believes give rise to Good Reason, Employer has failed to remedy the same within fifteen (15) days after the date of such notice.

10. Expiration of Employment Period. On expiration or termination of the Initial Employment Period, neither party shall be under any obligation to renew Executive's employment with Employer and, unless otherwise agreed by both parties in writing, any continued employment of Executive by Employer shall be on an "at will" basis. Notwithstanding any of the foregoing to the contrary, Executive's covenants under Section 12 shall continue so long as he is employed by, or provides consulting services to, the Company and for any additional periods specified therein.

11. Executive Representations. Executive represents and warrants to the Company that he is not a party to or bound by any agreement, arrangement or understanding, written or otherwise, which prohibits or in any manner restricts his ability to enter into and fulfill his obligations under this Agreement and/or to be employed by and serve Employer in an executive capacity. Executive will indemnify and hold harmless the Company from any claims, liabilities, damages, costs or expenses (including legal fees and costs, regardless of whether suit be brought) resulting from third-party claims of any such conflict or breach.

12.  Certain Covenants of Executive.

     12.1 Intellectual Property. All rights in and to any and all inventions, ideas, techniques, methods, developments, works, improvements and other forms of intellectual property ("Intellectual Property"), whether or not patentable, which Executive (either alone or in conjunction with others) conceives, makes, obtains or reduces to product or practice or commences so to do during his employment with Employer are and shall be the sole and absolute property of Employer, as "work made for hire". The foregoing shall not apply to Intellectual Property unrelated to any subject matter of actual or potential concern or interest to the Company which is not conceived, made, obtained or reduced to product or practice in the course of Executive's employment or with the use of the time, material or facilities of the Company. Executive will make full and prompt disclosure to Employer of all Intellectual Property and, at Employer's request and expense but without additional compensation to Executive, will at any time or times execute and deliver such foreign and domestic patent, trademark or copyright applications, assignments and other papers and take such other action (including, without limitation, testifying in any legal proceedings) as Employer considers necessary to vest, perfect, defend or maintain Employer's rights in and to such Intellectual Property.

     12.2 Nondisclosure of Confidential Information.

          (a) Executive shall not, during the period that Executive is employed by, or provides consulting services to, the Company, or at any time thereafter, unless authorized to do so in writing by Employer, directly or indirectly disclose or permit to be known to, or used for the benefit of, any person or entity (outside of the employ of the Company), or himself, any "Confidential Information" acquired by him during the course of or as an incident to his

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employment or association with the Company, regardless of whether pursuant to this Agreement. As used in this Agreement, the term "Confidential Information" shall include, but not be limited to, all trade secrets, confidential or proprietary knowledge or information with respect to the conduct or details of the Company's businesses including, but not limited to, lists of customers or suppliers of the Company's businesses, pricing strategies, budgets, business files and records, trade secrets, curricula, processes, costs, designs, marketing methods, strategies or any other financial, educational, curricular or other information about the Company's businesses or curricula not in the public domain. Confidential Information shall not include any information which (i) is generally available to the public as of the Effective Date, (ii) becomes generally available to the public after the Effective Date, provided that such public disclosure did not result, directly or indirectly, from any act, omission or fault of Executive, or (iii) becomes available to Executive, after the date of expiration or termination of his employment or any consultancy with the Company, on a non-confidential basis from a source other than the Company, or any of its agents, provided that such source is not bound to the Company or its representatives by agreement, fiduciary duty or otherwise not to disclose such information.

          (b) All Confidential Information shall be the exclusive property of Employer, and Executive shall use his best efforts to prevent any publication or disclosure thereof. All correspondence, memoranda, notes, records, reports, plans and other papers and items delivered to Executive by Employer shall also be the exclusive property of Employer. Upon termination of Executive's employment with Employer, Executive shall immediately return to Employer all of Employer's property (whether in written, electronic or other form) then in Executive's possession or control, and will not retain any copies, extracts or notations of the same.

     12.3 Nonsolicitation and Nondisparagement. During the period that Executive is employed by Employer or provides consulting services to the Company and for an additional period of two (2) years thereafter, Executive shall not, directly or indirectly, either for Executive or for any other person or business entity,
(a) employ, or enter into any consultancy arrangement with, any person who was on the Company's payroll on the date of Executive's termination of employment or consultancy or one (1) year prior to that date, take any action to solicit the employment of any such person, or direct or encourage any person to take any such action; or (b) make any disparaging statements concerning the Company, the Company's businesses, or its officers, directors or employees, that could injure, impair or damage the Company's relationships.

     12.4 Restrictive Covenant. During the period that Executive is employed by Employer or provides consulting services to the Company and for an additional period of two (2) years thereafter, Executive shall not, directly or indirectly, operate, manage, own, control, be employed by, provide consulting services to, or in any way be connected with or be concerned with or be interested in (i) any pre-school, private school, child care center or program or day camp of any type, (ii) any for-profit or nonprofit business which provides educational services of the nature provided by the Company, in each case, where services are provided within 25 miles of any place where the Company now or hereafter offers or plans to offer services; provided however, that nothing contained in this
Section 12.4 shall prohibit Executive from (A) classroom teaching at any level (provided, that such activities do not violate the provisions of Section 1.2 during the

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

Employment Period), or (B) owning in the aggregate less than 2% of the publicly traded stock of any company.

     12.5 Survival. The provisions of this Section 12 shall survive the expiration or termination, for any reason, of the Employment Period and of this Agreement, and shall continue, in the case of Sections 12.1 and 12.2, without limitation, and, in the case of Sections 12.3 and 12.4, for the period contemplated therein (including any extended period as provided in Section 12.6).

     12.6 Remedies. Executive acknowledges that if he breaches his promises set forth in this Section 12, the Company will suffer irreparable damages, the amount of which will be impossible to ascertain and which cannot be reasonably or adequately compensated in an action of law. Accordingly, notwithstanding
Section 13, in addition to all other remedies under this Agreement, the Company shall be entitled as a matter of right to injunctive relief, including specific performance, with respect to any such breach or violation, in any court of competent jurisdiction; provided, however, that nothing herein shall be deemed to constitute consent by Executive to an ex parte proceeding. The remedies granted to the Company in this Agreement are cumulative and are in addition to remedies otherwise available to the Company at law or in equity. If the Company is obliged to resort to the courts for the enforcement of a covenant of Executive contained in Sections 12.3 or 12.4, such covenant shall be extended for a period of time equal to the period of such breach, which extended period will commence on the later to occur of (i) the date on which the original (unextended) term of such covenant is scheduled to terminate, or (ii) the date of the final court order (without further right of appeal) enforcing such covenant. To the extent that any statutes providing for discovery in any action to enforce any of the covenants or obligations of this Section 12.4 delay the time in which any party may initially propound, request or serve any discovery, the parties waive such provisions of such statues. Executive will not seek, and hereby waives any requirement for, the securing of posting of a bond or proving actual damages in connection with the Company's seeking or obtaining any injunctive or equitable relief in connection with Executive's covenants or other obligations under this Section 12. If, despite the foregoing waivers, a court would nonetheless require the posting of a bond, the parties agree that a bond in the amount of $25,000 would be a fair and reasonable amount, particularly in light of the difficulty in quantifying what the actual loss caused by an injunction would be. Executive consents to in personam jurisdiction and venue in each of the United States District Court for the Eastern District of Pennsylvania and the Court of Common Pleas of Chester County, Pennsylvania, and waives the right to contest in personam jurisdiction and venue in such courts.

13. Arbitration of Certain Disputes. Any and all controversies or claims arising out of or relating to this Agreement, or the breach thereof, or any other claim by Executive against the Company arising from the employment of Executive or the termination of Executive's employment, including without limitation, claims alleging violation of Title VII of the Civil Rights Act of 1964, 42 U.S.C. Sections 2000e, et seq., the Age Discrimination in Employment Act, 29 U.S.C. Section 621, et seq., the Americans with Disabilities Act, 42 U.S.C. Section 12101 et seq., the Family and Medical Leave Act, 29 U.S.C.
Section 2601, et seq., any statutes of any state, and any contract or any principle of state or federal common law, shall be settled by arbitration administered by the American Arbitration Association under its Employment Dispute Resolution Rules. Judgment

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

on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The procedure established by this Section 13 shall be the exclusive method for resolution of such disputes. Copies of the American Arbitration Association Employment Discrimination Resolution Rules are available through Employer's Human Resources Department and may be obtained upon request. Any request or demand for arbitration of any dispute covered by this Section 13 shall be filed with the American Arbitration Association no later than 300 days after the event which gave rise to the claim. Notwithstanding the foregoing, the Company may seek injunctive relief in any court of law in connection with an alleged violation of any provision of Section 12, as provided in Section 12.6.

14.  Miscellaneous

     14.1 Binding Effect. This Agreement shall be binding upon Executive, his personal representatives and distributees and upon Employer and its successors and assigns; provided that this Agreement shall be assignable by Employer to an affiliate or any person or entity which may become a successor in interest to Employer in the business presently operated by it or which may acquire all or substantially all of Employer's assets or a majority of Employer's voting capital stock. This Agreement is a personal services contract and may not be assigned by Executive. As used in this Agreement, the term "affiliate" shall mean any entity that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with Employer, or is a successor of Employer.

     14.2 Survival of Certain Provisions. It is expressly understood by the parties that certain provisions, rights, and obligations pursuant to this Agreement are expressly meant to survive the expiration or termination of the Employment Period and this Agreement and shall be given full effect pursuant to their terms.

     14.3 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand or be sent by certified mail or overnight courier addressed to Executive at his address set forth in the first paragraph of this Agreement or to Employer at Nobel Learning Communities, Inc., 1615 West Chester Pike, West Chester, PA 19382-7956, Attn. Chairman of the Board, with a copy to Nobel Learning Communities, at the same address, Attn: General Counsel, or to such other address as either of such parties may designate in a written notice served upon the other party in the manner provided herein. Any such notice shall become effective upon being mailed or, in the case of delivery by hand or overnight courier, upon receipt.

     14.4 Governing Law. This Agreement is made and delivered in the Commonwealth of Pennsylvania and shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law.

     14.5 Prevailing Party. Should any party default in performance of any of the terms and conditions of this Agreement which results in a claim for damages, specific performance or other remedy, the prevailing party in such action suit shall be entitled to its reasonable attorneys' fees and costs and court or arbitration costs from the nonprevailing party. For the purposes of this Section 14.5, in any action with respect to the enforcement of a covenant set forth in
Section 12,

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

the Company shall be deemed to have prevailed if any such covenant is materially enforced in part, even if the applicable court exercises its discretion to limit or reduce the duration or scope thereof or enforces only certain of such covenants.

     14.6 Entire Agreement; Modifications. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and there are no agreements, representations or warranties not herein set forth. This Agreement supersedes any prior written or oral agreement or understanding relating to the subject matter hereof. No modification of this Agreement shall be valid unless in writing and signed by the parties hereto. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition.

     14.7 Severability; Savings Clause. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity or subject, it shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable law or the determination by a court of competent jurisdiction.

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     14.8 Attorney Review. Executive acknowledges that this Agreement will have important legal consequences and imposes significant requirement on Executive, including, without limitation, the obligation to refrain from certain activities after the expiration or termination of his employment or consultancy with Employer. Accordingly, Executive acknowledges that Employer has recommended that he retain legal counsel to review this Agreement and that he has been provided with adequate time to obtain such review.

     In Witness Whereof, the undersigned have executed this Agreement the date and year first written above.

                                        Nobel Learning Communities, Inc.


                                        By: /s/  Daniel Russell
                                            ------------------------------------
                                            Daniel Russell
                                            Chairman of the Compensation
                                            Committee of the Board of Directors


                                        Executive:


                                            /s/  George Bernstein
                                            ------------------------------------
                                            George Bernstein


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